THE DEWOLFE COMPANIES, INC.

EXHIBIT 3.1

RESTATED ARTICLES OF ORGANIZATION

(AS AMENDED ON MAY 21, 2002)

1.             The name by which the corporation shall be known is:

The DeWolfe Companies, Inc.

2.             The purposes for which the corporation is formed is as follows:

2.1                                 To engage in the business of rendering  real estate related services, and to engage in all such other businesses or activities as may be incidental, accessory or related thereto.

2.2                                 To carry on any one or more other businesses, operations or activities which may be lawfully carried on by a corporation organized under Chapter 156B of the General Laws (the Business Corporation Law) of the Commonwealth of Massachusetts as from time to time amended, and to use and exercise all powers granted to such corporations by said General Laws, whether or not related or incidental to or useful in connection with any of the businesses referred to in the foregoing paragraph; and

2.3                                 To do any and all acts and things in this Article 2 set forth to the same extent as might an individual, whether alone or in conjunction or jointly with others or in partnership with others or through a wholly or partly owned subsidiary or otherwise.

3.             The total number of shares and par value, if any, of each class of stock which the corporation is authorized to issue is as follows:

CLASS OF STOCK	WITHOUT PAR VALUE	WITH PAR VALUE
	NUMBER OF SHARES	NUMBER OF SHARES	PAR VALUE
Preferred		3,000,000	$1.00

Common		50,000,000	$.01

4.             If more than one class of stock is authorized, a description of each of the different classes of stock with, if any, the preferences, voting powers, qualifications, special or relative rights or privileges as to each class thereof and any series now established:

A.  CLASSES OF STOCK.

The authorized classes of the capital stock of the Corporation shall be designated, respectively, Preferred Stock, par value $1.00 per share (the "Preferred Stock"), and Common Stock, par value $.0l per share (the "Common Stock").

B.  PREFERRED STOCK.

1.  Issuance.  (a)  The Preferred Stock may be issued in one or more series at such time or times and for such consideration or considerations as the Board of Directors of the Corporation may establish and determine, from time to time, without further action by the stockholders of any class.  Each series shall be so designated as to distinguish the shares thereof from the shares of all other series and classes.

(b)  In the event that at any time the Board of Directors shall have established and designated one or more series of Preferred Stock consisting of a number of shares less than all of the authorized number of shares of Preferred Stock, the remaining authorized shares of Preferred Stock shall be deemed to be shares of an undesignated series of Preferred Stock until designated by the Board of Directors as being a part of a series previously established or a new series then being established by the Board of Directors.  The number of authorized shares of any series of Preferred Stock that is established by the Board of Directors may be increased (up to the number of authorized shares of Preferred Stock not already issued or reserved for issuance) or decreased (but not below the number of shares outstanding) by action of the Board of Directors without stockholder approval.

(c)  Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purpose of voting by class unless otherwise provided by the Board of Directors or as otherwise required by law.

(d)  Any shares of Preferred Stock which shall at any time have been redeemed or which at any time shall have been surrendered for conversion or exchange or for cancellation pursuant to any sinking fund provisions with respect to any series of Preferred Stock shall be retired and shall thereafter have the status of authorized and unissued shares of Preferred Stock undesignated as to series.

(e)  Except as to the relative preferences, voting powers, qualifications, and special or relative rights and privileges which may be determined by the Board of Directors of the Corporation as described below, all shares of Preferred Stock shall be identical.

2.   Determination of Preferences etc.  The Board of Directors of the Corporation is expressly authorized to determine and fix, in whole or in part, and subject to the limitations prescribed by law and the provisions of these Restated Articles of Organization, the preferences, voting powers, qualifications, and special or relative rights or privileges of (i) any class of Preferred Stock before the issuance of any shares of any such class or (ii) one or more series within a class of Preferred Stock before the issuance of any shares of any such series, by vote of a majority of the members of the Board of Directors then in office, and to submit to the Secretary of State of the Commonwealth of Massachusetts, in accordance with the provisions of the Massachusetts Business Corporation Law, as the same may be in effect from time to time, such certificate or other instrument as may be required thereby with respect to such determination or vote.  The authority of the Board of Directors of the Corporation with respect to each such class or series shall include, without limitation of the foregoing, the right to determine and fix:

(a)  The distinguishing designation of such class or series and the number of shares to constitute such class or series;

(b)  The rate at which dividends on the shares of such class or series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be cumulative, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so on what terms;

(c)  The right, if any, of the Corporation to redeem shares of the particular class or series and, if redeemable, the price, terms, and manner of such redemption;

(d)  The special and relative rights and preferences of such class or series, if any, and the amount or amounts per share, which the shares of such class or series shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation;

(e)  The terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of stock of any other class or classes, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(f)  The obligation, if any, of the Corporation to retire or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;

(g)  The voting rights of such class or series, if any, including special voting rights with respect to the election of directors and matters adversely affecting any such class or series, or that shares of such class or series shall have no voting rights;

(h)  The limitations, if any, including pre-emptive rights, on or with respect to the issuance of additional shares of such class or series or any shares of any other class or series of stock; and

(i)  Any other preferences, powers, qualifications, special or relative rights and privileges thereof that the Board of Directors of the Corporation may deem advisable and that are not inconsistent with law and the provisions of these Restated Articles of Organization.

C.  COMMON STOCK.

1.  Issuance.  The Common Stock may be issued at such time or times and for such consideration or considerations as the Board of Directors of the Corporation may determine, from time to time, without further action by the stockholders of any class.

2.  Voting.  (a)  Except as may be otherwise required by law or as may be otherwise determined by the Board of Directors of the Corporation pursuant to Section B of this Article 4 of these Restated Articles of Organization, (i) the entire voting power of stockholders of the Corporation shall be vested exclusively in the holders of the Common Stock and (ii) the holders of the Common Stock and the holders of any series of Preferred Stock, which was determined to have voting rights at the time of its establishment, shall vote together as a single class on all matters submitted to stockholders for a vote.

(b)  Each holder of the Common Stock shall be entitled to one vote for each share of the Common Stock held on all matters as to which holders of the Common Stock shall be entitled to vote.  In any election of directors, no holder of the Common Stock shall be entitled to cumulate his votes by giving one candidate more than one vote per share.

3.  Other Rights.  (a)  Each share of the Common Stock issued and outstanding shall be identical in all respects one with the other, and no dividends shall be paid on any shares of the Common Stock unless the same dividend is paid on all shares of the Common Stock outstanding at the time of such payment.

(b)  Except as may be otherwise provided by law or as may be otherwise determined by the Board of Directors of the Corporation pursuant to Section B of this Article 4 of these Restated Articles of Organization, the holders of the Common Stock shall have exclusively all other rights of stockholders of the Corporation, including without limitation (i) the right to receive dividends, when and as declared by the Board of Directors out of assets lawfully available therefor, and (ii) in the event of any distribution of assets upon liquidation, dissolution, or winding up of the Corporation or otherwise, the right to receive ratably and equally all the assets and funds of the Corporation remaining after the payment or provision for payment of all debts and liabilities of the Corporation and the payment to the holders of the Preferred Stock of the specific preferential amounts which they are entitled to receive upon such liquidation, dissolution, or winding up of the Corporation as herein provided.  Until all accrued dividends on each series of Preferred Stock shall have been paid through the last preceding dividend date of each such series, no dividend or distribution shall be made to the holders of the Common Stock other than a dividend payable in shares of the Common Stock.

5.             The restrictions, if any, imposed by the articles of organization upon the transfer of shares of stock of any class are as follows:

None.

6.             Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders:

PROVISIONS AS TO INTERCOMPANY DEALINGS

The corporation may enter into contracts or transact business with one or more of its directors, officers or stockholders or with any corporation, organization or other concern in which any one or more of its directors, officers or stockholders are directors, officers, stockholders or are otherwise interested and may enter into other contracts or transactions in which any one or more of its directors, officers or stockholders is in any way interested; and, in the absence of fraud, no such contract or transaction shall be invalidated or in any way affected by the fact that such directors, officers or stockholders of the corporation have or may have interests which are or might be adverse to the interest of the corporation even though the vote or action of directors, officers or stockholders having such adverse interests may have been necessary to obligate the corporation upon such contract or transaction.  At any meeting of the board of directors of the corporation (or of any duly authorized committee thereof) at which any such contract or transaction shall be authorized or ratified, any such director or directors may vote or act thereat with like force and effect as if he had no such interest, provided in such case the nature of such interest shall be disclosed or shall have been known to the directors or a majority thereof.  A general notice that a director or officer is interested in any corporation or other concern of any kind above referred to shall be sufficient disclosure as to the nature of such interest of such director or officer with respect to all contracts and transactions with such corporation or other concern.  No director shall be disqualified from holding office as director or officer of the corporation by reason of any such adverse interests, unless the board of directors shall determine that such adverse interest is detrimental to the interests of the corporation.

PROVISIONS RELATIVE TO THE PLACE OF MEETINGS

OF STOCKHOLDERS

Meetings of stockholders of the corporation may be held anywhere in the United States.

PROVISIONS RELATIVE TO MAKING, AMENDING AND

REPEALING BY-LAWS

The by-laws of the corporation may provide that the directors (as well as the stockholders) may make, amend or repeal the by-laws in whole or in part to the extent permitted by law, subject to the limitations contained in such by-laws.

PROVISIONS RELATIVE TO BECOMING A PARTNER

The corporation may be a partner in any business enterprise which the corporation would have the power to conduct itself.

PROVISIONS RELATIVE TO LIMITATION OF

LIABILITY OF DIRECTORS

No director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided however, that this provision shall not eliminate the liability of a director, to the extent that such liability is imposed by applicable law, (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 61 or 62 or successor provisions of the Massachusetts Business Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.  No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.